Luby's Reports Third Quarter Fiscal 2012 Results

~ Store Level Profit Margin Improved to 17.2%

HOUSTON, June 13, 2012 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the third quarter fiscal 2012, a twelve-week period, which ended on May 9, 2012.

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2012 Third Fiscal Quarter Review

  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, rose to $13.4 million in the third quarter of fiscal 2012, or 17.2% of restaurant sales, compared to $12.6 million in the third quarter of fiscal 2011, or 16.1% of restaurant sales. Store level profit as a percentage of restaurant sales rose due to same store sales growth and effective expense controls. Food and payroll costs declined both in on an absolute and on a percent of sales basis in this year's third fiscal quarter versus last year's comparable quarter.
  Total sales rose 0.9% to $84.1 million in the third quarter fiscal 2012, from $83.4 million in the comparable quarter last fiscal year.
  Same store sales rose 1.1%.  Same store sales results include the 149 restaurants (93 Luby's Cafeterias and 56 Fuddruckers and Koo Koo Roo locations) that have been open for 18 consecutive accounting periods. At Luby's Cafeterias, average customer spend increased 3.2% and customer traffic declined 3.0%. At Fuddruckers, average customer spend increased 3.8% and customer traffic grew 0.7%.
  Restaurant sales were $77.9 million, down 0.2%, or $0.1 million, compared to the same quarter last year. Restaurant sales declined slightly as the growth in same store sales and the sales contribution from four new restaurants (including the opening of two Fuddruckers near the end of the third quarter fiscal 2012) were offset by the sales lost from the closure of five stores over the prior year. The 93 Luby's Cafeterias generated $54.6 million in restaurant sales, and the 61 company-operated Fuddruckers and Koo Koo Roo locations produced $23.3 million in restaurant sales.

Table 1: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	YTD
FY2012 Same-Store Sales:	3.5%	2.2%	1.1%		2.1%
FY2011 Same-Store Sales:	5.5%	2.7%	3.5%	(0.6%)	2.5%

Note: Beginning in the 2012 third fiscal quarter, 56 Fuddruckers and Koo Koo Roo locations have been included in the same store sales results. Luby's begins including sales results into the same-store sales calculation once a restaurant has been open for 18 consecutive accounting periods. Luby's locations include 92 cafeterias and one non-core restaurant.

Table 2: Restaurant Sales (In thousands)

Restaurant Sales	Q3 FY2012 12 weeks Ended 5/9/2012	Q3 FY2011 12 weeks Ended 5/4/2011	Variance	%

Luby's Cafeterias (1)	$ 54,622	$ 55,828	$ (1,206)	(2.2%)
Fuddruckers and Koo Koo Roo (2)	23,321	22,249	1,072	4.8%
Restaurant Sales	$ 77,943	$ 78,077	$ (134)	(0.2%)

(1) 96 stores at FY2011 Q3 end; 93 stores at FY2012 Q3 end.

(2) 59 stores at FY2011 Q3 end; 61 stores at FY2012 Q3 end.

  Revenue from Culinary Contract Services rose to $4.3 million in the third quarter fiscal 2012 compared to $3.6 million in the same fiscal quarter last year. Culinary Contract Services ended the third quarter of fiscal 2012 operating 18 facilities, the same as the end of the third quarter of fiscal 2011.  The 21.8% year-over-year increase in revenue from Culinary Contract Services resulted from rising sales volumes at facilities we have operated for more than one year, and the contribution from new facilities with higher sales volume replacing facilities with smaller sales volume that terminated.
  In the third quarter fiscal 2012, we generated income from continuing operations of $2.5 million, or $0.09 per share, compared to $2.1 million in the same quarter last year, or $0.07 per share. Last year's results included $0.2 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers.

Chris Pappas, President and CEO, remarked, "Our store operating margins continue to move upward, rising 110 basis points to 17.2% in this year's third fiscal quarter, versus last year's comparable quarter. This increase is attributable to the process improvements we launched in 2011, as well as an invigorated and dedicated team. By focusing on improving each aspect of our operations, from inventory management to labor scheduling to marketing, we have been able to bring down costs while raising our level of customer service. We are not finished, since our company's culture thrives on knowing we can always find opportunities to better serve our customers.

"We continue to invest in growing our brands. During the third quarter, we opened two company-owned Fuddruckers, one in Houston and the other in San Antonio. As planned, we anticipate opening our third company-owned location by the end of our 2012 fiscal year in August. In May, our first joint venture location debuted, bringing Fuddruckers' Worlds' Greatest Hamburgers ® to Mexico. With our new franchise location in Oregon that began operating in March, as well as the three franchise locations opened in earlier quarters, we are on track to reach our goal of expanding our franchise network by at least five locations in fiscal 2012.

"Along with opening new locations, we have remodeled some of our existing sites. To date, we have completed a total of 13 cafeteria remodels, of which seven were extensive in nature. We have also completed 13 limited remodels at Fuddruckers. By refreshing the look of our locations, we remain competitive, relevant, and attractive to grow our customer base over time."

Operating Expense Review

Food costs declined approximately $0.6 million, to $21.4 million in the third quarter fiscal 2012 compared to the same fiscal quarter last year, as we continue to devote more time and attention to training and development of effective food cost management practices. We also continue to realize benefits from the restaurant back office system we implemented last fiscal year. Commodity prices have stabilized and we have been able to maintain pricing at levels that supports expanded food cost margins. Food costs as a percentage of restaurant sales declined to 27.4% in the third quarter fiscal 2012 from 28.2% in the comparable quarter last year.

In the third quarter fiscal 2012, payroll and related costs of $25.7 million were down $0.6 million versus last year's third fiscal quarter. As a percentage of restaurant sales, payroll and related costs declined to 33.0% in the third quarter fiscal 2012 from 33.6% in the same quarter last year, primarily due to the process improvements we have rolled out over the past year to schedule our hourly crew members more efficiently and react more quickly to changes in anticipated customer traffic.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses in the third quarter fiscal 2012 rose approximately $0.2 million, to $17.4 million, compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses rose to 22.3% compared to 22.1% in the same quarter last year; increases in marketing and advertising costs, restaurant supplies, and occupancy costs were partially offset by cost reductions in repairs and maintenance and restaurant services.

Depreciation and amortization expense increased $0.4 million to $4.3 million due to the investments made to remodeling existing locations as well as shortened depreciable lives on a few leased locations.

General and administrative expenses rose approximately $0.2 million to $7.2 million in the third quarter fiscal 2012 compared to the same quarter last year due to an increase in salaries and benefits. As a percentage of total revenues, general and administrative expenses rose 8.6%, versus 8.4% in the same quarter last year.

Capital Expenditures and Balance Sheet

At the end of the third fiscal quarter 2012, we had $1.3 million in cash, $169.4 million in shareholders' equity and $34.6 million available under our credit facility. During the first three fiscal quarters 2012, we generated $20.7 million in cash from operating activities and spent $16.1 million on capital expenditures. During the first three quarters, we reduced our balance under our credit facility by $7.0 million and ended the third quarter of fiscal 2012 with a balance of $14.5 million.

In the third fiscal quarter 2012, our capital expenditures totaled $6.8 million, including investments of $5.7 million on new unit development, remodeling of existing restaurants, and properties that we acquired and leased to a franchisee operating Fuddruckers restaurants. We expect to invest approximately $20 million to $25 million in capital projects during fiscal 2012, with up to $11.0 million dedicated to new unit development, including the purchase of property for development of stores opening in the next fiscal year, and an estimated $6.0 million allocated to refurbishing approximately 30 existing restaurants.

Fiscal Year-to-Date Review

  Restaurant sales increased $4.4 million, to $224.5 million, during the first three fiscal quarters of 2012; Luby's Cafeterias generated sales of $159.8 million and Fuddruckers contributed sales of $64.8 million.
  Luby's Culinary Contract Services produced $13.1 million in sales during the first three fiscal quarters versus $10.0 million during the comparable quarters last fiscal year.
  Income from continuing operations grew to $4.5 million in the first three fiscal quarters of 2012, compared to a loss of $0.3 million in the comparable quarters of fiscal 2011.
  Store level profit rose to $34.6 million during the first three fiscal quarters of 2012, up from $27.1 million in the comparable quarters of fiscal 2011. As a percentage of restaurant sales, store level profit improved to 15.4% during the first three fiscal quarters of 2012, compared to 12.3% in the comparable quarters last year.

Outlook

We anticipate that our same store sales will grow between 1.5% and 2.0% for the full fiscal year 2012 and that our earnings from continuing operations per diluted share will be in the range of $0.18 to $0.21. Total restaurants sales for fiscal year 2012 are expected to be between $321 million and $324 million. This compares to total restaurant sales of $319 million in fiscal year 2011 when adjusted for a comparable 52-week year.

Profitability is contingent on same store sales growth as well as effective management of our expenses. While encouraged that gasoline prices at the beginning of the summer are not as high as some predicted, we continue to remain cautious about the general economic environment and its impact on customer traffic.

Conference Call

The Company will host a conference call tomorrow, June 14, 2012, at 11:00 a.m., Central Time, to discuss further its 2012 fiscal third quarter results. To access the call live, dial (480) 629-9835 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through June 21, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4537695#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 92 Luby's cafeterias, 58 Fuddruckers restaurants, three Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 92 Luby's cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 58 company-operated locations and 125 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 18 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, the expected financial impact of Fuddruckers restaurants, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 9, 2012	May 4, 2011	May 9, 2012	May 4, 2011
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$ 77,943	$ 78,077	$ 224,535	$ 220,124
Culinary contract services	4,336	3,560	13,069	10,018
Franchise revenue	1,702	1,602	4,838	4,622
Vending revenue	148	160	426	445

TOTAL SALES	84,129	83,399	242,868	235,209
COSTS AND EXPENSES:
Cost of food	21,379	22,011	62,642	64,270
Payroll and related costs	25,708	26,259	76,195	76,493
Other operating expenses	17,412	17,219	51,073	52,256
Opening costs	33	34	110	178
Cost of culinary contract services	3,979	3,316	12,222	9,180
Depreciation and amortization	4,322	3,875	12,568	12,022
General and administrative expenses	7,195	6,981	20,742	19,985
Provision for asset impairments, net	—	—	175	84
Net loss on disposition of property and equipment	124	28	205	—

Total costs and expenses	80,152	79,723	235,932	234,468

INCOME FROM OPERATIONS	3,977	3,676	6,936	741
Interest income	3	—	6	4
Interest expense	(201)	(579)	(694)	(1,751)
Other income, net	265	356	672	870

Income (loss) before income taxes and discontinued operations	4,044	3,453	6,920	(136)
Provision for income taxes	1,535	1,393	2,464	177

Income (loss) from continuing operations	2,509	2,060	4,456	(313)
Income (loss) from discontinued operations, net of income taxes	(86)	(369)	(742)	432

NET INCOME	$ 2,423	$ 1,691	$ 3,714	$ 119

Income (loss) per share from continuing operations:
Basic	$ 0.09	$ 0.07	$ 0.16	$ (0.01)
Assuming dilution	0.09	0.07	0.16	(0.01)

Income (loss) per share from discontinued operations:
Basic	$ —	$ (0.01)	$ (0.03)	$ 0.01
Assuming dilution	—	(0.01)	(0.03)	0.01

Net income per share:
Basic	$ 0.09	$ 0.06	$ 0.13	$ —
Assuming dilution	0.09	0.06	0.13	—

Weighted average shares outstanding:
Basic	28,377	28,257	28,344	28,224
Assuming dilution	28,445	28,304	28,396	28,224

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 9,	May 4,	May 9,	May 4,
	2012	2011	2012	2011
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	92.6%	93.6%	92.5%	93.6%
Culinary contract services	5.2%	4.3%	5.4%	4.3%
Franchise revenue	2.0%	1.9%	2.0%	2.0%
Vending revenue	0.2%	0.2%	0.2%	0.2%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.4%	28.2%	27.9%	29.2%
Payroll and related costs	33.0%	33.6%	33.9%	34.7%
Other operating expenses	22.3%	22.1%	22.7%	23.7%
Store level profit	17.2%	16.1%	15.4%	12.3%

(As a percentage of total sales)
General and administrative expenses	8.6%	8.4%	8.5%	8.5%
INCOME FROM OPERATIONS	4.7%	4.4%	2.9%	0.3%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	May 9, 2012	August 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,308	$ 1,252
Trade accounts and other receivables, net	3,355	4,429
Food and supply inventories	5,047	4,191
Prepaid expenses	1,739	1,960
Assets related to discontinued operations	37	67
Deferred income taxes	2,875	2,865

Total current assets	14,361	14,764
Note receivable	187	—
Property held for sale	596	1,046
Assets related to discontinued operations	5,341	7,837
Property and equipment, net	171,211	166,963
Intangible assets, net	27,115	28,098
Goodwill	195	195
Deferred incomes taxes	6,066	7,680
Other assets	1,571	1,437

Total assets	$ 226,643	$ 228,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 14,412	$ 14,226
Liabilities related to discontinued operations	521	608
Accrued expenses and other liabilities	18,490	18,588

Total current liabilities	33,423	33,422
Credit facility debt	14,500	21,500
Liabilities related to discontinued operations	1,287	1,220
Other liabilities	8,073	6,841

Total liabilities	57,283	62,983

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,685,610 and 28,651,277, respectively; Shares outstanding were 28,185,610 and 28,151,277, respectively	9,179	9,168
Paid-in capital	24,370	23,772
Retained earnings	140,586	136,872
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	169,360	165,037

Total liabilities and shareholders' equity	$ 226,643	$ 228,020

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters ended
	May 9, 2012	May 4, 2011
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 3,714	$ 119
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	907	(1,501)
Depreciation and amortization	12,570	12,072
Amortization of debt issuance cost	77	619
Non-cash compensation expense	185	135
Share-based compensation expense	424	355
Reduction in tax benefit on stock options	—	61
Deferred tax expense (benefit)	1,604	(26)

Cash provided by operating activities before changes in operating assets and liabilities	19,481	11,834
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	1,081	(1,521)
Increase in food and supply inventories	(856)	(913)
(Increase) decrease in prepaid expenses and other assets	49	(715)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	959	(2,087)

Net cash provided by operating activities	20,714	6,598

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in note receivable	(187)	—
Proceeds from disposal of assets and property held for sale	2,586	8,494
Acquisition of Fuddruckers assets	—	(265)
Purchases of property and equipment	(16,056)	(5,140)

Net cash (used in) provided by investing activities	(13,657)	3,089

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	31,400	95,750
Credit facility repayments	(38,400)	(106,250)
Debt issuance costs	(1)	(221)
Tax benefit on stock options	—	(61)
Proceeds received on the exercise of stock options	—	27

Net cash used in financing activities	(7,001)	(10,755)

Net increase (decrease) in cash and cash equivalents	56	(1,068)
Cash and cash equivalents at beginning of period	1,252	2,300

Cash and cash equivalents at end of period	$ 1,308	$ 1,232

Cash paid for:
Income taxes	$ —	$ —
Interest	600	1,185

The accompanying notes are an integral part of these consolidated financial statements.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations